Exhibit 99.2
Media Contact: Dana Crothers
Marketing Director
704.940.2904
dcrothers@cogdellspencer.com
FOR IMMEDIATE RELEASE
TUESDAY, MAY 26, 2009
Cogdell Spencer Provides Financial and Performance Update, Revised Dividend Guidance
CHARLOTTE, N.C., May 26, 2009 /PRNewswire-FirstCall/ — Cogdell Spencer Inc. (NYSE: CSA) today provided an update on its financial and portfolio performance, as well as an update on its 2009 dividend and distribution guidance.
Financial and Portfolio Performance
Active Design Build Development Projects. Erdman continues to be a source of capital projects for the Company. As of May 26, 2009, as a percentage of the Company’s total active project costs, approximately 31% of these costs are being spent on projects that, upon completion, are expected to be owned by the Company, while approximately 69% will be owned by third parties, of which approximately 33% will be out-patient facilities and 36% will be in-patient facilities.
Debt Capital. Since June 30, 2008, the Company has obtained approximately $56.0 million of construction to permanent financing, including commitments of approximately $24.4 million since April 1, 2009. This construction to permanent financing has an average term of 8.9 years and an average interest rate of 6.21%. Together with the amount of construction to permanent financing the Company has drawn since April 1, 2009, the Company expects to draw an aggregate of $44.0 million of construction to permanent financing over the next 12 months. The Company had drawn approximately $12.0 million of construction to permanent financing as of March 31, 2009. In addition, since June 30, 2008, the Company has obtained approximately $27.2 million of mortgage financing, including approximately $9.5 million since April 1, 2009, to refinance approximately $24.4 million of its existing real estate mortgages. Since June 30, 2008, the Company has also obtained approximately $26.2 million of new mortgage financing for its stabilized properties, including commitments of approximately $14.6 million since April 1, 2009.
Dividends
The Company announced today that in order to maintain financial flexibility in light of the current state of the capital markets, and after taking into account the dividend and distribution payments for the increased number of shares of common stock and operating partnership units expected to be outstanding upon completion of the public offering of common stock announced today, the Company expects to reduce its current dividend and distribution payments of $0.225 per share of common stock and operating partnership unit for the balance of 2009. Assuming the completion of the offering, the Company currently expects to pay dividends and distributions of $0.11 per share of common stock and operating partnership unit, respectively, in each of the second, third and fourth quarters of 2009. These expected dividend payments and distributions are based on the assumed size of the offering, and will change based on the actual number of shares sold in the offering, the actual public offering price and the actual net proceeds received by the Company. The Company expects to fund dividends and distributions out of cash flow from operations for the balance of 2009, and currently expects to pay all future 2009 dividends and distributions in cash.
While the statements above concerning the remaining dividends and distributions for 2009 are the Company’s current expectations, the actual dividends and distributions payable will be determined by the Company’s board of directors based upon circumstances at the time of authorization, and the actual dividend paid may vary from currently expected amounts.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE: CSA) is a fully-integrated, self-administered and self-managed real estate investment trust that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. The Company focuses on the ownership, delivery, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America. The Company has been built around understanding and addressing the full range of specialized real estate needs of the healthcare industry. Lean more about Cogdell Spencer Inc. and it subsidiaries at http://www.cogdellspencer.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect the Company’s views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: our business strategy; our ability to comply with financial covenants in our debt instruments; our access to capital; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; our ability to renew ground leases; legislative and regulatory changes (including changes to laws governing the taxation of REITs and individuals); increases in costs of borrowing as a result of changes in interest rates and other factors; our ability to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations; changes in the reimbursement available to our tenants by government or private payors; our tenants’ ability to make rent payments; defaults by tenants; Erdman’s customers’ access to financing; delays in project starts and cancellations by Erdman’s customers; the timing of capital expenditures by healthcare systems and providers; market trends; and projected capital expenditures. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Other Contacts
General Inquiries:
Frank C. Spencer
President and Chief Executive Officer
Tel: 704.940.2926
fspencer@cogdellspencer.com
Financial Inquiries:
Charles M. Handy
Chief Financial Officer
Tel: 704.940.2914
chandy@cogdellspencer.com